CONTACT: Bluegreen Corporation Tony Puleo Chief Financial Officer (561) 912-8270 tony.puleo@bluegreencorp.com	-OR-	INVESTOR RELATIONS: The Equity Group Inc. Devin Sullivan (212) 836-9608 dsullivan@equityny.com

FOR IMMEDIATE RELEASE

BLUEGREEN CORPORATION REPORTS 2007 SECOND QUARTER RESULTS

NEWEST RESORT – “ODYSSEY DELLS ” – EXPECTED TO OPEN IN 2008

Second Quarter 2007 Highlights
•	Bluegreen Resorts Sales Increase to a Second Quarter Record $105.2 Million
•	Bluegreen Communities Sales Decline to $38.0 Million
•	Net Income of $4.1 Million, or $0.13 Per Diluted Share
•	Book Value of $11.70 Per Share

Boca Raton, Fla. – July 26 , 2007 – Bluegreen Corporation (NYSE: BXG), a leading provider of Colorful Places to Live and Play®, today announced financial results for the second quarter ended June 30, 2007 (see attached tables).

Total sales in the second quarter of 2007 increased to $143.3 million from total sales of $141.9 million in the second quarter of 2006, reflecting record Vacation Ownership (“Resorts”) sales which offset a decline in Homesite (“Bluegreen Communities”) sales. Net income in the second quarter of 2007 was $4.1 million, or $0.13 per diluted share, as compared to net income of $6.6 million, or $0.21 per diluted share, in the same period last year.

BLUEGREEN RESORTS

Bluegreen Resorts sales increased 15.2% to a second quarter record $105.2 million from $91.4 million in the second quarter of 2006. Higher Resorts sales were primarily attributable to an increase in sales to existing Bluegreen Vacation Club® owners. These sales rose 36% during the second quarter of 2007 from the same period last year, and comprised 40% of Resorts sales for the second quarter of 2007 as compared to 32% of Resorts sales during the second quarter of 2006.

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July 26, 2007	Page 2

Also contributing to higher sales was an increase in same-resort sales, led by sales offices at the Bluegreen Wilderness Club™ at Big Cedar® in Ridgedale, Missouri, MountainLoft™ in Gatlinburg, Tennessee, the Smoky Mountain Preview Center in Sevierville, Tennessee, The Falls Village™ resort in Branson, Missouri, and Grande Villas at World Golf Village® in St. Augustine, Florida. Higher sales were also attributable, to a lesser extent, to the opening of new sales offices in Las Vegas, Nevada, Wisconsin Dells, Wisconsin, and Williamsburg, Virginia, as well as a system-wide price increase that went into effect during March 2007.

Resorts cost of sales in the second quarter of 2007 was 25.3% as compared to 24.0% in the second quarter of 2006, the result of a higher percentage of Resort sales in relatively higher cost properties.

As of June 30, 2007, approximately $37.8 million and $21.0 million of Resorts sales and profits, respectively, were deferred under Statement of Financial Accounting Standards No. 152, “Accounting for Real Estate Time-sharing Transactions”. These amounts compare to $32.8 million and $18.4 million of Resorts sales and profits, respectively, which were deferred as of March 31, 2007. Deferred amounts are expected to be recognized in future periods.

ODYSSEY DELLS

Bluegreen also announced that it expects to commence construction during the fourth quarter of 2007 at “Odyssey Dells,” its newest vacation ownership resort to be located in Wisconsin Dells, Wisconsin. Wisconsin Dells is one of the Midwest’s most popular vacation destinations and a region of the country referred to as “The Waterpark Capital of the World!®.”

Odyssey Dells is being built on a seven-acre parcel of land adjacent to 156-acre Mt. Olympus Resort Water and Theme Park (formerly known as Treasure Island Water and Theme Park Resort); Bluegreen announced the acquisition of this property in November 2006. Mt. Olympus is the largest water and theme park in the Wisconsin Dells area and a popular family fun destination. Odyssey Dells is expected to be comprised of approximately 75 two- and three-bedroom vacation ownership units that will be available for phased delivery in 2008 and 2009. As part of the November 2006 acquisition, Bluegreen also acquired 24 unsold existing vacation ownership units within the Mt. Olympus resort and entered into a strategic marketing partnership with the resort owner/operator. Renovation of the 24 acquired vacation ownership units is underway and Bluegreen expects them to be ready for occupancy in the third quarter of 2007. During 2006, Bluegreen owners and guests spent more than 60,000 room nights vacationing at the Company’s Christmas Mountain Village™ resort, which is also located in Wisconsin Dells, reflecting the four-season desirability of this location. Through its marketing partnership with Mt. Olympus Resort Water

Bluegreen Corporation
July 26, 2007	Page 3

and Theme Park, not only will Bluegreen have the ability to market the Bluegreen Vacation Club to parkgoers, but owners and guests at Odyssey Dells will also have an opportunity to enjoy all of the amenities of the water park.

John M. Maloney Jr., President and Chief Executive Officer of Bluegreen, commented, “We remain very pleased with the strong growth at our Resorts segment, which is being driven by growing consumer acceptance, increasing industry demand, and rising brand recognition of the Bluegreen Vacation Club®. We continue to focus on providing new destination choices that meet the lifestyle demands of our owners, and in that regard are very pleased that we have expanded our presence in Wisconsin Dells. In addition, we expect to begin accepting guests at our two newest Bluegreen Resorts in Las Vegas, Nevada and Williamsburg, Virginia during 2008.”

BLUEGREEN COMMUNITIES

Sales at Bluegreen Communities declined to $38.0 million from $50.6 million during the same period last year. The decrease reflects the substantial sell-out of several communities that were in active sales during the second quarter of 2006 and the impact of the percentage-of-completion method of accounting, partially offset by the commencement of sales at four new Bluegreen Communities subsequent to the second quarter of 2006. In addition, although to a lesser extent, Bluegreen Communities sales during the second quarter of 2007 were impacted by inclement weather in Texas where many Bluegreen Communities are located.

Excluding the impact of percentage-of-completion accounting, several Bluegreen Communities open for more than one year generated higher sales during the second quarter of 2007 as compared to the second quarter of 2006, including Mystic Shores™ (near San Antonio, Texas), Havenwood at Hunter’s Crossing™ (near San Antonio, Texas), Saddle Creek Forest™ (near Houston, Texas), The Settlement at Patriot Ranch™ (near San Antonio, Texas), and Sugar Tree on the Brazos (near Dallas/Forth Worth, Texas). The second quarter of 2007 also benefited from sales of the following Bluegreen Communities that commenced selling at various times subsequent to the second quarter of 2006: The Bridges at Preston Crossings™, a Bluegreen Golf Community (located outside of Dallas, Texas), Vintage Oaks at the Vineyard™ (located outside of San Antonio); King Oaks™ (in Grimes County, near College Station); and Sanctuary River Club at St. Andrews Sound™ (near Brunswick, Georgia).

Bluegreen Corporation
July 26, 2007	Page 4

Bluegreen Communities cost of sales in the second quarter of 2007 declined to 51.7% from 53.6% in the same period one year ago.

Mr. Maloney commented, “Despite lower sales, Bluegreen Communities operated profitably in the second quarter of 2007 and for the first six months of the year, yielding field operating profit (1) of 17.2% and 21.0%, respectively. We believe our ability to operate profitably reflects the quality of our product, an intimate knowledge of the markets we serve, and an adherence to a strict economic discipline in connection with land purchases. This approach has positioned Bluegreen Communities to maintain profitability and, unlike others engaged in various aspects of the real estate industry, reduce our exposure to undesirable inventory. We have made notable progress in addressing our inventory issue, and are continuing to pursue acquisitions of additional attractive properties. However, our ability to return to favorable quarterly sales comparisons during 2007 will be dependent on the volume of acquisitions that we close in the near term, and whether such new properties can be made available for sale in the short term. While we are optimistic in our ability to acquire additional properties during 2007, any such purchases are likely not to begin to generate meaningful sales and operating results until 2008.”

As of June 30, 2007, approximately $20.7 million and $8.9 million of Bluegreen Communities sales and profits, respectively, were deferred under the percentage-of-completion method of accounting. It is expected that these amounts will be recognized in future periods ratably with the development of the communities. These amounts compare to $19.0 million and $7.6 million of sales and profits, respectively, deferred as of March 31, 2007.

OTHER FINANCIAL INFORMATION

Total positive net interest spread (interest income less interest expense) was $6.2 million in the second quarter of 2007 as compared to $6.0 million in the second quarter of 2006. Interest income increased due to Bluegreen’s higher average aggregate balances of notes receivable and retained interests in notes receivable sold, but interest expense also rose due to an increase in outstanding debt related to inventory acquisition and development activities, receivable financing transactions to fund operations, and an increase in the average interest rate on the outstanding balances.

(1)	Field operating profit is defined as operating profit prior to the allocation of corporate overhead, interest income, other income, interest expense, and income taxes.

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July 26, 2007	Page 5

During the three months ended June 30, 2007, the Company transferred $61.1 million of vacation ownership notes receivable to BB&T in legal sale transactions under an existing receivables purchase facility, accounted for as on-balance sheet financing transactions. As of June 30, 2007, $51.4 million of the corresponding liability related to these transactions was outstanding and is included in Receivable-Backed Notes Payable on the balance sheet.

Bluegreen’s balance sheet at June 30, 2007 reflected unrestricted cash of $59.3 million, a book value of $11.70 per share, and a debt-to-equity ratio of 1.06:1.

SIX-MONTH FINANCIAL RESULTS

Total sales for the six months ended June 30, 2007 increased to $265.3 million from total sales of $263.7 million in the second quarter of 2006. Resorts sales increased 16.2% to $192.4 million from $165.5 million in the comparable period one year ago. Bluegreen Communities sales were $72.9 million, a decrease from sales of $98.2 million in the six-month period ended June 30, 2006. Bluegreen Communities sales in the first half of 2006 included $7.0 million of revenue related to the bulk sale of land in California on a non-retail basis; there was no such sale in 2007. Net income for the first half of 2007 rose 54.1% to $9.4 million, or $0.30 per diluted share, from net income of $6.1 million, or $0.20 per diluted share, in the same period last year. Net income for the first half of 2006 included a cumulative effect of change in accounting principle charge, net of income taxes and minority interest, totaling $4.5 million, or $0.14 per diluted share; there was no such charge in 2007.

CONFERENCE CALL

Bluegreen Corporation will host a conference call on Friday, July 27, 2007 at 9:00 am ET to discuss this news release. Interested parties may participate in the call by dialing (800) 638-4930 (Domestic) or (617) 614-3944 (International) and use the code 76269518 approximately 10 minutes before the call is scheduled to begin, and ask to be connected to the Bluegreen conference call. A recorded replay of the call will be available until August 24, 2007. Listeners may dial (888) 286-8010 (Domestic) or (617) 801-6888 (International) and use the code 88774819 for the replay. In addition, the conference call will be broadcast live over the Internet at Bluegreen’s corporate web site, www.bluegreencorp.com . To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to participate in the live call, the conference call will be archived and can be accessed on Bluegreen Corporation’s web site for approximately 90 days.

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July 26, 2007	Page 6

ABOUT BLUEGREEN CORPORATION

Bluegreen Corporation (NYSE:BXG) is a leading provider of Colorful Places to Live and Play® through two principal operating divisions. With over 170,000 owners, Bluegreen Resorts markets a flexible, real estate-based vacation ownership plan that provides access to over 40 resorts and an exchange network of over 3,700 resorts and other vacation experiences such as cruises and hotel stays. Bluegreen Communities has sold over 55,000 planned residential and golf community homesites in 32 states since 1985. Founded in 1966, Bluegreen is headquartered in Boca Raton, Fla., and employs over 6,200 associates. In 2005, Bluegreen ranked No. 57 on Forbes' list of The 200 Best Small Companies and No. 48 on FORTUNE'S list of America's 100 Fastest Growing Companies. More information about Bluegreen is available at www.bluegreencorp.com .

Statements in this release may constitute forward looking statements and are made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995. Forward looking statements are based largely on expectations and are subject to a number of risks and uncertainties including but not limited to the risks and uncertainties associated with economic, competitive and other factors affecting the Company and its operations, markets, products and services, as well as the risk that Company-wide growth and growth at Resorts and Communities will not occur as anticipated; risks relating to pending or future litigation; that the Company will not be able to acquire land or identify new projects, as anticipated; sales and marketing strategies related to new Resorts and Communities properties will not be as successful as anticipated; new Resort and Communities properties will not open when expected, will cost more to develop or may not be as successful as anticipated; retail prices and homesite yields for Communities properties will be below the Company’s estimates; cost of sales will not be as expected; real estate inventories will be determined to be impaired in the future; sales to existing owners will not continue at current levels; deferred sales will not be recognized to the extent or at the time anticipated; and the risks and other factors detailed in the Company’s SEC filings, including its most recent Annual Report on Form 10-K filed on March 16, 2007, its Form 10-K/A filed on July 3, 2007 and its Form 10-Q to be filed on or before August 9, 2007.

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Bluegreen Corporation
July 26, 2007	Page 7

BLUE GREEN CORPORATION Condensed Consolidated Statements of Income (In 000's, Except Per Share Data)

	Three Months Ended		Six Months Ended
	June 30, 2007	June 30, 2006	June 30, 2007	June 30, 2006
	(Unaudited)		(Unaudited)
REVENUES
Vacation ownership sales	$105,247	$91,386	$192,395	$165,521
Homesite sales	38,027	50,561	72,901	98,186

Total sales	143,274	141,947	265,296	263,707
Other resort and communities operations revenue	15,590	13,620	30,608	30,287
Interest income	12,108	9,499	21,950	17,672
Gain on sale of notes receivable	—	47		552

Other income, net	—	837	—	690

Total operating revenues	170,972	165,950	317,854	312,908

EXPENSES:
Cost of sales:
Vacation ownership cost of sales	26,634	21,928	45,511	38,975
Homesite cost of sales	19,671	27,094	37,526	55,269

Total cost of sales	46,305	49,022	83,037	94,244
Cost of other resort and communities operations	11,855	12,937	24,274	29,717
Selling, general and administrative expense	98,452	88,089	179,845	162,162
Interest expense	5,881	3,526	11,032	6,832

Other expense, net	246	—	1,197	—

Total operating expenses	162,739	153,574	299,385	292,955

Income before minority interest and provision for income
tax	8,233	12,376	18,469	19,953
Minority interest in income of consolidated subsidiary	1,633	1,677	3,267	2,699

Income before provision for income taxes	6,600	10,699	15,202	17,254
Provision for income taxes	2,508	4,119	5,777	6,643

Income before cumulative effect of change in accounting
principle	4,092	6,580	9,425	10,611
Cumulative effect of change in accounting principle, net
of tax	—	—	—	(5,678)
Minority interest in cumulative effect of change in
accounting principle	—	—	—	1,184

Net income	$4,092	$6,580	$9,425	$6,117

Income before cumulative effect of change in accounting
principle per share:
Basic:	$0.13	$0.22	$0.30	$0.35
Diluted:	$0.13	$0.21	$0.30	$0.34
Cumulative effect of change in accounting principle, per
share:
Basic:	$—	$—	$—	$(0.15)
Diluted	$—	$—	$—	$(0.14)
Net income per share:
Basic:	$0.13	$0.22	$0.30	$0.20

Diluted:	$0.13	$0.21	$0.30	$0.20

Weighted average number of common and
common equivalent shares:
Basic	30,926	30,526	30,943	30,519

Diluted	31,277	31,054	31,324	31,089

Bluegreen Corporation
July 26, 2007	Page 8

BLUEGREEN CORPORATION Condensed Consolidated Balance Sheets (In 000s)

	June 30		December
	2007		2006
ASSETS	(Unaudited	)

Cash and cash equivalents (unrestricted)	$59,318		$49,672
Cash and cash equivalents (restricted)	26,675		21,476

Total cash and cash equivalents	85,993		71,148
Contracts receivable, net	27,345		23,856
Notes receivable, net	214,680		144,251
Prepaid expenses	12,038		10,800
Other assets	26,496		27,465
Inventory, net	379,008		349,333
Retained interests in notes receivable sold	128,442		130,623
Property and equipment, net	100,574		92,445
Goodwill	4,291		4,291

Total assets	$978,867		$854,212

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Accounts payable	$19,116		$18,465
Accrued liabilities and other	57,015		49,458
Deferred income	45,489		40,270
Deferred income taxes	92,334		87,624
Receivable-backed notes payable	92,508		21,050
Lines-of-credit and notes payable	126,212		124,412
10.50% senior secured notes payable	55,000		55,000
Junior subordinated debentures	110,827		90,208

Total liabilities	598,501		486,487

Minority interest	17,968		14,702

Total shareholders’ equity	362,398		353,023

Total liabilities and shareholders’ equity	$978,867		$854,212